RIDER dated November 10, 2014 to the SDC AGREEMENT made as of this 10th day of November 2014, by and between EMPIRE THE
MUSICAL WORLDWIDE LLC ("Producer"), c/o Bespoke Theatricals, 230
West 41st Street, Suite 1703, New York, NY 10036 and MARCIA
MILGROM DODGE ("Director/Choreographer") c/o Sendroff & Baruch
LLP, 1500 Broadway # 2201 New York, NY 10036 Attn: Mark D.
Sendroff, Esq. in connection with the Broadway Production
(including any Pre-Broadway presentation) of the dramatic-
musical work by CAROLINE SHERMAN AND ROBERT HULL ("Authors")
currently entitled "EMPIRE" (the "Play")

The parties do hereby agree as follows:

1. ENGAGEMENT. Producer hereby engages Director/Choreographer's personal services as the director and choreographer of the
initial first-class production of the Play which is intended to be a Broadway production, and subject to the terms herein, additional productions of the Play set forth herein and
Director/Choreographer hereby accepts such engagement, upon
all of the terms and conditions herein set forth.   It is
further agreed that as part of this agreement
Director/Choreographer shall also furnish her services for
any pre-Broadway production of the Play produced, co-
produced, or licensed by Producer, provided that (i) if SDC
requires any additional compensation for any such production for reasons including but not limited to any lapse in time
between productions or additional rehearsal periods,
Director/Choreographer shall receive all such amounts
required by SDC and (ii) if Producer licenses the Play to a
not-for-profit regional theatre pre-Broadway, the terms of
Paragraph 7(b) shall control.

2. TERM OF EXCLUSIVE SERVICES.  Director/Choreographer's
exclusive directorial and choreographic services shall
commence on the first day of rehearsals of the Broadway
production, and shall continue through the official opening
of the Play on Broadway.   As the Broadway dates are pending
and will be subject to theatre availability,
Director/Choreographer agrees to keep Producer apprised of
any other potential professional commitments that might
conflict with the terms of this Agreement and both parties
agree to discuss such in good faith before
Director/Choreographer accepts any potentially conflicting
commitment.   Producer agrees that provided
Director/Choreographer has informed Producer of any such
potential conflict prior to accepting it, she shall not be in breach of this Agreement should the Broadway dates conflict
and both parties agree to work together to find mutually
agreeable alternate dates.

3. NATURE OF SERVICES.  Director/Choreographer shall render all services customarily rendered by the director and
choreographer of a first class musical stage production,
including but not limited to conducting auditions,
supervising and conducting rehearsals, attending and
supervising pre-opening performances of the Play, and
attending casting sessions and conferences with other
creative personnel.  Following the official opening of the
Play on Broadway, Director/Choreographer shall from time to
time and at Producer's request, without extra compensation,
render her services to rehearse replacements, conduct brush
up rehearsals, and otherwise assist in maintaining the
quality of the Play; it being understood and agreed, however, that the rendition of such services described in this
sentence shall be subject to her other professional
activities and that the failure to render such services shall not be deemed a breach of this Agreement.

4. APPROVALS.  Director/Choreographer shall have approval of the following elements of each production of the Play: Cast,
Understudies, Scenic, Costume, Lighting, Projection, and
Sound Designers and their designs, Assistant/Associate
Director, Assistant/Associate Choreographer, Music Director,
Dance Arranger, Production Stage Manager and all replacements thereof, said approval not to be unreasonably withheld or
delayed.  Director/Choreographer shall have approval with
regard to deputy director/choreographer(s) of additional
companies Director/Choreographer elects not to personally
direct or choreograph (where Director/Choreographer's
direction and/or choreography is being replicated in whole or part), said approval not to be unreasonably withheld or
delayed. Notwithstanding the above, Director/Choreographer
acknowledges that the approval of the Producer, and/or
Authors also may be required on any and all such personnel.
In the event Director/Choreographer does not exercise her
right of approval within five (5) business days (two [2] days in the case of emergency) following receipt of Producer's
request for approval, she shall be deemed to have given
approval.

5. COMPENSATION.  In full consideration of the faithful
performance of Director/Choreographer's services hereunder,
Producer agrees to pay to Director/Choreographer and
Director/Choreographer agrees to accept the following:

a. A non-returnable, non-refundable fee of Sixty Thousand
Dollars ($60,000), and an advance of Eighty Thousand Dollars
($80,000) recoupable against all royalties due Director in
excess of the minimum weekly guarantee ("MWG") set forth in
this Agreement.  The fee and advance payable to
Director/Choreographer in connection with the Play shall be
paid: one-quarter (1/4) upon signing of this Agreement; one-
quarter (1/4) upon the first day of the first week of
rehearsals for the initial production; one-quarter (1/4) upon the first day of the second week of rehearsals for the
initial production; and one-quarter (1/4) upon the first day of the third week of rehearsals for the initial production.
The above notwithstanding, Director/Choreographer
acknowledges prior receipt of a payment of Twenty Thousand
Dollars ($20,000) which shall be credited against the signing payment listed above.

b. Commencing with the first paid public performance of the
Play and continuing through the final performance of the
Play, a royalty equal to Two (2.00%) Percent of the Net
Adjusted Gross Weekly Box Office Receipts ("NAGWBOR") or
Company Share (in connection with touring productions) of the
Play. This percentage shall increase to Two and One Half
(2.5%) Percent of NAGWBOR or Company Share commencing the
week after 110% Recoupment, on a company by company basis, is reached.

c. Anything else to the contrary notwithstanding, at
Producer's election, and provided that all other percentage
royalty recipients (other than stars and theatre) agree that their contractual royalties may be so calculated, the royalty payable to Director/Choreographer shall be based on weekly
net operating profit ("WNOP") in lieu of the royalty based on
NAGWBOR set forth in this Agreement, and in such event
Producer agrees to pay and Director agree to accept a MWG of
Three Thousand Five Hundred ($3,500.00) Dollars (pro-rated in weeks of fewer or greater than eight (8) performances) as an advance against Five (5.00%) percent of One Hundred (100%)
percent of WNOP through the four (4) week cycle in which 110%
Recoupment shall occur, increasing, on a company by company
basis, to Five and One Half (5.50%) percent of One Hundred
[100%] percent of WNOP after 110% Recoupment, increasing to
Six percent (6.00%) of One Hundred (100%) percent at 125%
Recoupment. WNOP and/or weekly operating losses of each
production shall be calculated in periods of four (4)
consecutive weeks, which may be extended to six (6) weeks to accommodate the preview/opening period and the period
immediately prior to and including closing.

d. In connection with the Broadway and West End Productions,
Producer shall have the right to amortize one and one-half
percent (1.5%) of the Production Costs against WNOP until
Recoupment in the same manner as set forth in the production agreement between the Producer and the Authors.  All royalty participants will be repaid on customary terms any royalties deferred on a proportionate basis as a result of the
amortization out of ten percent (10%) of net profits until
they have recovered one hundred and five percent (105%) of
such deferred royalties ("the Clawback)".  If the Play closes before the Clawback is repaid, then the Clawback will be
repaid from thirty percent (30%) of the subsidiary right
income otherwise payable to Producer. Producer agrees that
during any amortization period, Director/Choreographer's MWG shall be increased in an amount to be negotiated in good
faith at the time. In no event shall any other percentage
royalty participant receive more favorable amortization terms than those provided to Director/Choreographer herein.
Director/Choreographer agrees to discuss in good faith
amortization for additional productions should the production circumstances so warrant.

e. In the event that the Play's Authors and all other
percentage royalty recipients (other than stars and theatres)
agree to any waiver, reduction or deferral of the royalties
otherwise payable to them, Director/Choreographer shall in
good faith approve, such approval not to be unreasonably
withheld, being subject to the same waiver, reduction or
deferral in the same proportion agreed to by the Authors and all other percentage royalty recipients (it being understood and agreed that any percentage royalty recipient's waiver,
reduction, or deferral to the extent permitted by any
applicable collective bargaining agreement shall be deemed
full compliance with the provisions hereof). The foregoing
shall be subject to the rules of the SDC Basic Agreement and shall be applicable with respect to the Broadway Production, as well as any Additional Company of the Play hereunder.

f. Royalties due to Director/Choreographer shall be
accompanied by copies of weekly box office statements
certifying NAGWBOR, and any shares of NAGWBOR shall be
payable within 14 days following the close of the week to
which they apply, and any shares of WNOP shall be payable
within 28 days after the close of each four (or six, as
applicable) week cycle.  Copies of all statements relating to
WNOP and Recoupment of the Play to which investors in the
Play are entitled shall be sent to Director/Choreographer at the same time such statements are sent to such investors.

g. It is specifically agreed that the fees, advances and
royalties payable to Director/Choreographer hereunder include any and all applicable minimum payments required by the SDC
Basic Agreement, provided, however, that in the event that
any such minimums exceed the payments described hereunder,
the applicable minimum payments required by the SDC Basic
Agreement shall prevail.

h. All payments made to Director/Choreographer and/or her
designee shall be subject to all applicable tax laws and
regulations.

6. DEFINITIONS.  For the purposes of this Agreement, the terms
Net Adjusted Gross Weekly Box Office Receipts (NAGWBOR),
Weekly Net Operating Profits (WNOP), Weekly Breakeven,
Production Costs, and Recoupment, shall be defined as in the limited partnership or other agreement used in connection
with the financing of the Broadway Production but in any
event shall be defined on a most favored nations basis with
any individual or entity receiving compensation in connection with the Play and in a manner that is customary in the
commercial theatre in the location where the Play is being
produced.

7. DEVELOPMENTAL PREPARATION.   Nothing contained in this
Agreement to the contrary, should Producer require
Director/Choreographer's services for a developmental stage
reading(s), lab(s) and/or workshop(s) of the Play prior to
the Pre-Broadway or Broadway production,
Director/Choreographer agrees to provide
Director/Choreographer's services for such at mutually
agreeable times.   For such services Producer agrees to pay
Director/Choreographer and Director/Choreographer agrees to
accept additional compensation as follows:

a. For Workshops, Labs and Staged Readings: Two Thousand
Five Hundred ($2,500) Dollars per week for each such
reading, workshop, or Lab. It is agreed that Producer
shall sign an SDC Developmental Contract with
Director/Choreographer prior to any such workshop,
lab or reading.

b. Regional Productions: Director/Choreographer agrees,
subject to her availability, to direct and
choreograph any developmental regional productions
licensed to regional theatres under Producer's
authority on the best terms offered to directors at
the applicable regional theatre during the season the
production takes place. In addition, should the
regional theatre not provide Director/Choreographer
with a per diem of at least Fifty Dollars ($50),
Producer shall provide Director/Choreographer the
difference between the per diem offered by the
regional theatre and Fifty Dollars ($50). If any
other party receives enhanced travel and living terms
for a regional production, so too shall
Director/Choreographer.

Producer shall have the right but not the obligation to
require any such developmental work of the Play on times
mutually agreed between Director/Choreographer and Producer.
Producer further agrees that no credit for any such
payment(s) shall be taken against other fees due to
Director/Choreographer under this Agreement.

8. ADDITIONAL COMPANIES.
a. Provided Director/Choreographer's services are rendered as herein set forth, that Director/Choreographer is the director and choreographer of record on the Official Opening of the
Broadway Production of the Play, and provided
Director/Choreographer is not in material breach of this
Agreement, Director/Choreographer shall be offered the first right to direct and choreograph all additional English
language first- or second-class companies of the Play
produced or co-produced by Producer, as well as any
productions under license or assignment from Producer in the
United States, United Kingdom, or Canada, except non-Equity
productions licensed by producer to third parties not under
control of Producer.  Producer shall notify
Director/Choreographer in writing concerning any production
which Director/Choreographer has the right to direct and
choreograph, not less than ninety (90) nor more than one
hundred twenty (120) days prior to the scheduled or
anticipated rehearsal commencement date, and
Director/Choreographer shall notify Producer in writing
within fifteen (15) days of such notice from Producer as to
whether Director/Choreographer wishes to direct and
choreograph the production in question.  Failure to elect to direct and choreograph shall be deemed a declination of the
company in question, but will not affect
Director/Choreographer's right with respect to other
companies.

b. In connection with any such subsequent first-class sit down company or any Production Contract Tour, which
Director/Choreographer has the right to direct and
choreograph hereunder and elects to personally direct and
choreograph, Producer shall pay to Director/Choreographer a
fee, advance, and royalty at terms no less than those stated
in Paragraph 5 above.

c. In connection with any first-class company which
Director/Choreographer has the right to direct and
choreograph hereunder, and Director/Choreographer declines to personally direct and choreograph, but
Director/Choreographer's direction and choreography is
reproduced by an assistant(s) or associate(s) designated by
Director/Choreographer ("Associate(s)"),
Director/Choreographer shall receive the fee, advance, and
royalty as stated in Paragraph 5 above, reducible by the
mutually approved fee and any SDC required minimum
compensation payable to the Associate(s), but in no event
reducible to a floor of less than one-half
Director/Choreographer's otherwise payable compensation.  The engagement of any Associate(s) along with the employment
terms for the Associate(s) shall be subject to the mutual
approval of Producer and Director/Choreographer, not to be
unreasonably withheld by either party.

d. In connection with any second-class company or for any
SET/TIER tours, which Director/Choreographer has the right to direct and choreograph hereunder and elects to either
personally direct/choreograph or to designate an
Associate(s), Director/Choreographer's compensation shall be negotiated in good faith based upon the size and scope of the production.

e. In connection with any company which Director/Choreographer declines to direct/choreograph and further declines to
designate an Associate, no fee, advance or royalty or any
other compensation shall be due to Director/Choreographer and for the avoidance of doubt, in such case,
Director/Choreographer's direction or choreography shall not used in whole or in part. The above notwithstanding, in the
event the parties are unable to arrive at agreeable terms,
Director/Choreographer shall be offered any more favorable
terms Producer is prepared to offer to a third party
director/choreographer before such offer is made.

9. TRANSPORTATION AND LIVING EXPENSES.  When
Director/Choreographer is required by Producer to travel/stay more than 50 miles from the greater New York City area (or
Director/Choreographer's then-current residence if other than
New York City), Producer will provide round-trip economy
class air-transportation (not less than business class for
any flight over five hours) or ground transportation, or at
Producer's election, for nearby venues [i.e. between
Hartford, CT and Philadelphia]. Producer shall also reimburse
Director/Choreographer for taxi fare to and from airports or train stations for such trips. Furthermore, for each night
away, Director/Choreographer shall receive a mutually
approved first-class hotel room or furnished one-bedroom
apartment plus a per diem of Seventy Five ($75.00) Dollars
for all North American cities except Los Angeles which shall be One Hundred ($100.00) Dollars.  For London, the per diem
shall be the equivalent of One Hundred Pounds Sterling
(100.00).   All other international cities shall be
negotiated in good faith.  Director/Choreographer shall
receive one-half (50%) per diem for any travel days of less
than seven (7) hour.  Producer shall provide that
Director/Choreographer's apartment or hotel room is furnished with high-speed internet at no expense to
Director/Choreographer.  All other incidental hotel or
apartment charges beyond room and taxes shall be at
Director/Choreographer's own expense.  A rental car
(including gas, parking at the hotel/theatre, and insurance
charges) will be provided if/when in Los Angeles, and such
other cities where it is mutually agreed that the use of an
automobile is reasonably necessary for local transportation.
Should any member of the creative team receive a more
favorable provision of any term contained in this paragraph, the same shall be provided to Director/Choreographer.  All
flights, accommodations, and/or cars provided for herein
shall be paid only if used and no financial remuneration
shall be provided in place of actual use.

10. BILLING.
a. With respect to each company of the Play for which
Director/Choreographer serves as such, Director/Choreographer shall receive billing on the title page of theatre programs, on house boards, in print advertising equal to or larger than
1/4 page, and whenever and wherever the Authors or any other person (other than stars above the tile) appear in advertising and publicity under the Producer's authority or control.  Such billing shall appear in substantially the following form:

 "Directed and Choreographed by Marcia Milgrom Dodge"

b. Director/Choreographer's name shall appear on a separate
line, in the last position afforded all persons and entities receiving billing.  Director/Choreographer's billing shall not be less than Fifty Percent (50%) the size of the non-artwork title of the Play or Twenty Five percent (25%) of an artwork title, but in no event less than the size, type, boldness,
manner and style of the Authors' billing, or any other person
(other than stars above the title). It is agreed that no one shall be billed larger except star(s) above the title and no one shall be billed the same except the Authors and star(s)
billed under the title.

c. Whenever Director/Choreographer is entitled to receive
billing and such billing is accorded in a so-called "billing box", the size of the aforementioned credit shall be
determined by the size of the title in said billing box or as a separate billing title.  If credits are accorded in a so-
called "billing box", no one, except for stars above the
title, will receive credit outside of said "billing box".  In addition, Producer shall have the right to use so called "run-
on" or continuous-line format billing for any advertising
and/or publicity connected with the Play provided that all
those accorded billing are billed only in such "run-on"
billing (except only stars billed above the title).

d. The foregoing requirements shall not apply to the use of
extracts from critical reviews or awards where the names of
any persons associated with the Play are used in the context of quotations from such reviews or reference to such awards, or in congratulatory ads, or ads welcoming new actors to the show.

e. With respect to each additional company for which
Director/Choreographer does not serve as director nor
choreographer, but in which Producer uses
Director/Choreographer's direction and choreography,
Director/Choreography shall receive the following billing
whenever the substitute director/choreographer is billed:

      Originally Directed and Choreographed on Broadway
by
      Marcia Milgrom Dodge

   Said billing will appear on a line by itself
immediately above the substitute director's billing, in a
size no less than that afforded the substitute director.

f. Director/Choreographer's approved biography, the length and format of which shall be at least equal to each party
consisting of Author, but in no event fewer than two hundred
(200) words, shall appear in the Playbill and souvenir program
(if any) for any and all productions where
Director/Choreographers' direction/choreography is used.

g. No casual or inadvertent failure to accord credit as
hereinabove provided shall be deemed a breach of this
agreement, unless same shall not be rectified prospectively as soon as practicable after written notice to Producer.

11. PUBLICITY.  Director/Choreographer grants Producer the
nonexclusive right to use and license others to use her name, approved biography and approved reproductions of her likeness
(to the extent that Producer has control over the use of such likenesses) in connection with any services that
Director/Choreographer may perform pursuant to the provisions hereof and in advertising or exploiting the Play.  At
Producer's request, but subject to Director/Choreographer's
reasonable availability, Director/Choreographer agrees to be available for publicity and promotional appearances in
connection with the Play.  Director/Choreographer will not
issue or authorize the issuance of any publicity regarding
the Play, Director/Choreographer's services hereunder, or
Producer, without Producer's consent, not to be unreasonably withheld, provided that incidental, non-derogatory references to the Play shall not be deemed to be issuance of publicity.
No additional compensation shall be due to
Director/Choreographer for participation in publicity and
promotional appearances except for the reimbursement of pre-
approved bona fide out-of-pocket expenses.

12. USES IN OTHER MEDIA.

a. Producer shall have the absolute and irrevocable right to use, or to authorize the use, of Director/Choreographer's
contributions to the Play and the actual stage performances
of Producer's production(s) of the Play, for purposes of
print advertising and publicity, including use in
newspapers, magazines, theatre programs, souvenir
brochures, and any and all other print advertising and
publicity materials issued by Producer or with Producer's
consent and approval.

b. Producer shall also have the absolute and irrevocable right to produce television, radio, mobile, and online
commercials which may incorporate Director/Choreographer's
contributions to the Play and the actual stage performances
of Producer's production(s) of the Play, and to authorize
others to do the same.  Producer shall also have the
absolute and irrevocable right to authorize the filming,
videotaping, broadcasting, and/or recording of the Play for
purposes of advertising and publicizing the Play, including
but not limited to use on any and all broadcast and cable
television programs, on so-called "Tony Award" type
presentations, documentaries and "making-of' type specials
and programs, on internet websites, for display in
connection with group sales kiosks, airline and in-hotel
promotions, group sales and other marketing promotions, and
for purposes of advertising and publicity in any and all
other media now known or to be devised in the future. All
of the foregoing uses by Producer shall not require the
payment of any additional compensation or royalties to
Director/Choreographer, provided that neither Producer nor
any other creative personnel receives any compensation
therefore other than reimbursement of out-of-pocket
expenses or payments required by a union.   Producer shall
also have the right to authorize a film or videotape of the
Play for the archives of the Library of the Performing Arts
at Lincoln Center with no additional compensation to
Director/Choreographer.  None of such uses described in
this Paragraph 12, with the exception of the archival
recording, shall utilize more than fifteen (15) minutes of
the Play.

c. It is agreed that Producer shall furnish to
Director/Choreographer a copy of the b-roll footage to be
used for Director/Choreographer's own promotional and
archival uses provided that all applicable unions allow
such use and Director/Choreographer agrees to comply with
any union restrictions.

13. OWNERSHIP OF DIRECTOR/CHOREOGRAPHER'S CONTRIBUTIONS.  As
between Director/Choreographer and Producer, all rights in
and to the direction conceived and created by the
Director/Choreographer in the course of the rendition of her services hereunder shall become upon their creation and will remain, the sole and exclusive property of
Director/Choreographer, provided however that with respect to any company of the Play produced wholly or partially under
Producer's management, ownership, control or under license,
assignment, or lease of rights from Producer, or under
license, assignment or lease of rights from any entity
affiliated with Producer, Producer shall have a perpetual and irrevocable license to utilize such direction, or to
authorize the utilization of such direction, for any company of the Play from which Director/Choreographer receives a fee and/or royalty (or waives same) pursuant to the terms of this
Agreement and the SDC Agreement.  Any additional use or
license of the direction by Producer shall be subject to
further agreement between Producer and
Director/Choreographer.  The foregoing is not intended to
alter, diminish, or affect, in any way, any of the Authors'
rights in the Play.  Producer shall not authorize the
publication in any form of the stage directions of the
Director/Choreographer without Director/Choreographer's
written consent.  Director/Choreographer reserves the right
to copyright such stage directions and choreography.

14. HOUSE SEATS/OPENING NIGHT.

a. Producer agrees to make available to
Director/Choreographer, at regular box office prices, three
(3) adjacent pair of house seats, located in center orchestra rows 5 through 8, for each and every performance of the Play directed by Director/Choreographer, except for performances
designated as Theatre Party Performances, Tony Voter
Performances, Benefit Performances, and Critics
Performance(s) when Director/Choreographer shall receive two
(2) such pairs.  Said house seats shall be held until ninety-
six (96) hours preceding each performance.   Said house seats
shall be maintained by the Director/Choreographer or
Director/Choreographer's representative who shall maintain
the proper records regarding disposition of said house seats as required by any Governmental Authority having
jurisdiction.

b. For the Official Opening(s) of the Broadway, London, and
National Tour Production(s) of the Play,
Director/Choreographer shall receive, at no charge, a total
of eight (8) pairs, with two (2) pairs in the location
described in the preceding paragraph and the remaining six
(6) pairs in best available orchestra locations and sixteen
(16) complimentary invitations to the opening night party,
immediately following the performance (if one is held).  A
table will be held for the sole usage of
Director/Choreographer and Director/Choreographer's guests at all opening night parties, if any, such table to accommodate up to sixteen (16) guests.  It is specifically agreed that
the allocations of Opening Night tickets and party passes set forth herein is intended to include tickets and passes for
Director/Choreographer's representatives (including, without limitation, agents, managers, attorneys, etc.), and that
Producer shall not offer separate tickets or passes to such
persons. It is understood that all seating for the Official
Opening performance is at the sole discretion of Producer.

15. AGENCY/PAYMENTS.  Sendroff & Baruch, LLP is hereby
irrevocably appointed by Director/Choreographer as
Director/Choreographer's exclusive representative in
connection with any and all productions of the Play and
hereby directs Producer or any third-party to pay all
advances, fees, royalties and any other sums due
Director/Choreographer hereunder (except for per diems and
reimbursements of expenses) as follows:  90% in the name of
and to Marcia Milgrom Dodge, 23 West 73rd Street, Apt 30, New
York, NY 10023 and 10% in the name of and to Sendroff and
Baruch, LLP, 1500 Broadway, Suite 2201, New York, NY 10036.

16. RIGHT TO AUDIT. Director/Choreographer shall have the right to examine Producer's books and records relating to any
company of the Play from which Director/Choreographer is
entitled to receive compensation hereunder, not more than
once per the Producer's fiscal year, solely for the purpose
of verifying or ascertaining the amounts payable to
Director/Choreographer hereunder.  Director/Choreographer
shall give reasonable advance notice to Producer of
Director/Choreographer's desire to examine such books and
records.  Any such examination of Producer's books and records shall take place during normal business hours and at
Producer's place of business, and shall be at the sole
expense of Director/Choreographer (unless an undisputed or
adjudicated error resulting in greater than a five percent
(5%) underpayment to Director/Choreographer is found, in
which case Producer shall bear the actual costs of audit).

17. ASSISTANT. Producer shall engage the services of two
assistants/associates to Director/Choreographer, who shall be subject to the mutual approval of Director/Choreographer and
Producer.  The assistant's services shall be engaged on a
full time, exclusive basis for both the Pre-Broadway (if
applicable) and Broadway productions of the Play, commencing one (1) week prior to the commencement of rehearsals, and as mutually determined needed for auditions and pre-production
dance work.  It is agreed that the engagement of any
assistant shall be subject to Producer's ability to negotiate employment terms for such assistant that are on industry
standard terms.  For the avoidance of doubt, it is expected
that one assistant will be designated as an assistant
director and the other an assistant choreographer.

18. CAST ALBUM.  Director/Choreographer shall have a right to attend the recording of the cast album, if any, of the
Broadway Production of the Play, and in the event
Director/Choreographer elects to attend such recording,
Director/Choreographer shall receive a fee in the amount of
Ten Thousand Dollars ($10,000) provided the cast album is not self-funded by Producer in which case, Director/Choreographer shall receive no such fee.

19. SDC PENSION AND WELFARE:  Producer agrees to contribute those amounts required by SDC for pension and welfare payments in
addition to any other amounts payable hereunder due on all
companies directed by Director/Choreographer.

20. NO WAIVER. No waiver by either if the parties hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other
covenant or condition.

21. INSURANCE:  Producer shall include Director/Choreographer as an additional insured on all commercial general liability and errors and omissions (if any) policies for the Play.

22. REPRESENTATIONS AND WARRANTIES.

a. Director/Choreographer represents, warrants and agrees
that:

i. Director/Choreographer is a member in good standing of
the SDC;
ii. Director/Choreographer has the full right and authority
to enter into this Agreement and to grant the rights
stated herein to Producer;
iii. Director/Choreographer is not subject to any
obligations or disabilities which will prevent or
interfere with the due performance of all of
Director/Choreographer's obligations hereunder;
iv. Director/Choreographer has not made, nor will he make,
any grant or assignment which will conflict with or impair
the complete enjoyment of the rights and privileges
granted to Producer hereunder; and
v. The direction, choreography, and other materials provided by Director/Choreographer hereunder will be wholly
original with Director/Choreographer, will not infringe
upon or violate the copyright or other intellectual
property rights of any other person or entity, and will
not, to the best of Director/Choreographer's knowledge,
infringe upon or violate any other rights of any other
person or party.

b. Producer represents and warrants that it has the authority to enter into this agreement and perform its obligation in
connection therewith.

c. Director/Choreographer will indemnify Producer and anyone claiming from or through Producer against any and all claims, liabilities, losses, costs, expenses (including reasonable
outside attorneys' fees and expenses), damages or recoveries
(including payments made in settlement with
Director/Choreographer's consent, not to be reasonably
withheld) caused by or arising out of or in connection with
any finally adjudicated breach of the representations and
warranties made by Director/Choreographer herein.

d. Producer will indemnify Director/Choreographer against any and all liabilities, damages, costs, expenses (including
reasonable attorneys' fees and expenses), damages or
recoveries (including payments made in settlement with
Producer's consent, not to be reasonably withheld) caused by, arising out of, or in connection with (i) any breach of
Producer's representations or warranties hereunder and/or
(ii) the production, presentation or other exploitation of
the Play, but excluding those liabilities, damages, costs,
expenses or other amounts caused by or arising out of or in
connection with Director/Choreographer's breach of
Director/Choreographer's  representations and warranties
hereunder.

e. Neither party hereto shall make a settlement of any claim as to which indemnification is, or will be, sought against
the other party, without the prior approval of the
indemnifying party, such approval not to be unreasonably
withheld.

23. NOTICES.  Except as otherwise set forth herein, all notices hereunder shall be in writing and shall be deemed to have
been duly given or made: if by hand, immediately upon
delivery and receipt acknowledged; if by Federal Express or
any other overnight delivery service, on the first business
day after dispatch with proof of delivery from the company
making such delivery; and if by certified mail, return
receipt requested, three (3) business days after delivery or the return of the notice to sender marked "unclaimed." All
notices, requests and demands are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with
the provisions of this paragraph):

   To Director/Choreographer:
     [please provide]

   With a simultaneous copy to:
 Sendroff & Baruch, LLP
 1500 Broadway, Suite 2201
 New York, NY 10036
 Att. Mark D. Sendroff, Esq.

To Producer:
 Empire The Musical Worldwide LLC
 c/o Bespoke Theatricals
 230 West 41st Street, Suite 1703
 New York, NY 10036
 Attn:  Amy Jacobs

Except as otherwise set forth herein, notices shall be deemed given when delivered to the address set forth above.

24. SDC.  Director/Choreographer, at her sole expense, shall remain during the entire term of this agreement a member in
good standing of the SDC.  This Agreement shall be subject to then current Collective Bargaining Agreement between the
Society of Stage Director/Choreographers and Choreographers,
Inc. and The League of American Theatres and Producers, Inc.
except to the extent that this Agreement provides more
favorable financial terms for Director/Choreographer in which case the terms of this Agreement shall prevail.  Any and all disputes, claims or controversies arising out of or in
connection with this Agreement or breach thereof shall be
subject to arbitration pursuant to Article XV of the SDC
Agreement.  It is understood and agreed that Section III (F)
of the SDC Agreement shall not be altered or deleted.

25. NO INJUNCTION.  In the event of a breach of this Agreement by Producer, Director/Choreographer's remedy shall be limited to monetary damages, and in no event shall
Director/Choreographer be entitled to seek or obtain
injunctive relief, and any arbitrator appointed under this
Agreement shall be bound by this provision.

26. FORCE MAJEURE.  If Producer shall be prevented from
producing any production of the Play within any applicable
time period set forth herein, or if any production produced
hereunder shall be interrupted due to fire, strikes, labor
disputes, governmental or court order, war or civil commotion or any other cause beyond Producer's control, such prevention or interruption shall not be deemed a breach of this
Agreement or a cause for forfeiture of Producer's rights
hereunder, and the applicable time periods set forth herein
shall be extended for the actual number of days of such
prevention or interruption plus thirty (30) days.  Either
party shall have the right to terminate this Agreement if
force majeure events total over one hundred twenty (120)
days.

27. CONFIDENTIALITY.  Producer and Director/Choreographer agree to use all reasonable efforts to ensure that the terms and
conditions of this Agreement shall remain in strict
confidence, except for the applicable party's management,
legal counsel, accountants, investors, and professional
advisors.

28. MISCELLANEOUS.
a. Producer shall have no obligation to produce or present the
Play hereunder.  In the event Producer elects not to so
produce or present the Play, Producer's sole obligation to
Director/Choreographer shall be the payment of any amounts
which, as of the date of such abandonment or termination
are due from Producer but unpaid as of such date.

b. This Agreement shall be governed by and construed in
accordance with the laws of New York State applicable to
contracts made and entirely performed therein regardless of
the actual place of execution and shall be operative
throughout the world.

c. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements (oral or
written) between the parties with respect to the subject
matter hereof and shall not be amended, modified, waived,
or supplemented other than in writing signed by the parties
hereto.  No waiver shall be deemed a continuing waiver or a
waiver of any other provisions.

d. Nothing contained in this Agreement shall be deemed to
constitute a partnership or joint venture between the
parties.

e. Except as specifically permitted hereunder,
Director/Choreographer shall have no right to license or
assign any of Director/Choreographer's obligations
hereunder, except to a personal services corporation solely
owned and controlled by Director/Choreographer which will
provide Director/Choreographer's services hereunder
("Company"), and said assignment will be subject to Company
and Director/Choreographer's agreement to keep and perform
the terms and conditions of said this Agreement as they
apply to Director/Choreographer.  Producer shall be
entitled to license or assign, in its sole discretion, any
and all of the rights and obligations hereunder to any
third party or affiliated entity formed to produce
production(s) of the Play provided such entity assumes all
obligations of Producer hereunder and provided that
Producer shall remain primarily liable therefore unless
license or assignment is to a Limited Partnership in which
Producer is a General Partner, a Limited Liability
Corporation in which Producer is a Managing Member or other
entity in which Producer has a controlling interest.

f. This Agreement may be signed in counterparts, all of which taken together shall constitute a binding agreement, and
facsimile signatures shall be binding.

g. Paragraph headings are used herein for convenience only and shall not be referred to in the interpretation of this
Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

DIRECTOR/CHOREOGRAPHER   PRODUCER
MARCIA MILGROM DODGE   EMPIRE THE MUSICAL WORLDWIDE
LLC

      _____________________________
 ____________________________
      Marcia Milgrom Dodge   By: Ricky Stevens,
Managing Member